Exhibit 16.1

5757 W Century Blvd, Suite 303,
Los Angeles, CA 90045

Tel +1(310) 568-1628
Fax +1(310) 410-0371

January 22, 2020

Securities and Exchange Commission

100 F Street N.W

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Form 6-K of Fuwei Films (Holdings) Co., Ltd., (the “Company”) to be filed with the Securities and Exchange Commission on or about January 22, 2020. We agree with all statement pertaining to us. We have no basis to agree or disagree with other matters of the Company reported therein.

Regards,

KSP Group, Inc.